Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Transpro, Inc.
New Haven, Connecticut

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement of our report dated March 16, 2005, relating to the consolidated financial statements of Transpro, Inc. which is contained in that Prospectus, and to the incorporation in the Prospectus by reference of our report dated March 16, 2005, relating to the consolidated financial statements, and schedule of Transpro, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO Seidman, LLP
New York, New York

April 28, 2005